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Exhibit 5

14 April 2003

Our ref	AOS:RAL
Phone	613 9288 1501
Matter no	20860686
Doc no	Melbourne\004271501

Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20549
United States of America

Dear Gentlemen,

Form S-8 Registration Statement—ANZ Employee Share Acquisition Plan and ANZ Share Option Plan

We are Australian legal counsel to Australia and New Zealand Banking Group Limited (ANZ) in relation to its employee share and option plans.

In connection with the registration statement on Form S-8 (the Registration Statement) being filed by ANZ under the Securities Act of 1933, as amended, covering up to 3 million of ANZ's fully paid ordinary shares, issuable under the ANZ Employee Share Acquisition Plan or pursuant to exercise of options issued under the ANZ Employee Share Option Plan (the Plans), we have examined and are familiar with the ANZ Constitution, the Registration Statement on Form S-8 and the rules of the Plans.

This opinion is subject to the following assumptions and qualifications.

1
We have assumed that the copies of the ANZ Constitution and the rules of the Plans which we have been provided for the purposes of this opinion are true, complete and up-to-date.

2
Our opinion is limited to the federal laws of the Commonwealth of Australia and the laws of the State of Victoria in force at the date of this opinion (the Relevant Laws). In expressing our opinion on any matter under the Relevant Laws, we have assumed the validity, binding effect, legality and enforceability of those matters under any other applicable laws.

3
We have assumed that a duly constituted meeting of the Board of Directors of ANZ or of a Committee of the Board will resolve in accordance with the ANZ Constitution and the Relevant Laws that the shares be issued and allotted in accordance with the rules of the Plans.

101 Collions Street Melbourne VIC 3000 Australia	Telephone 61 3 9288 1234 Facsimile 61 3 92881567
GPO Box 128A Melbourne VIC 3001 Australia	www.Freehills.com DX 240 Melbourne
SYDNEY MELBOURNE PERTH BRISBANE HANOI HO CHI MIN CITY SINGAPORE	Correspondent Offices JAKARTA KUALA LUMPAR
Liability limited by the Solicitors' Limitation of Liability Scheme, approved under the Professional Standards Act 1994 (NSW)

Based on the foregoing, we are of the opinion that the ordinary shares, when issued and delivered in accordance with the terms of the Plans and any applicable options, will be legally and validly issued and not subject to any claim for further contribution under the Relevant Laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 in respect of the Plans.

Yours faithfully
Freehills

Adrian O'Shannessy
Partner

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  Exhibit 5